EXHIBIT 4.1

TERM NOTE

$22,375,000.00	Houston, Texas	As of November 1, 2021

FOR VALUE RECEIVED, IBIO CDMO LLC, a Delaware limited liability company (“Borrower”), hereby promises to pay to WOODFOREST NATIONAL BANK, a national banking association (“Lender”), on or before the Maturity Date, the principal amount of TWENTY-TWO MILLION THREE HUNDRED SEVENTY-FIVE THOUSAND and 00/100 Dollars ($22,375,000.00) or so much thereof as may be disbursed and outstanding under this note, together with interest, as described in this note.

This term note has been executed and delivered under, and is subject to the terms of, the Credit Agreement dated as of November 1, 2021 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), between Borrower, as borrower, and Lender and is the Term Note referred to in the Credit Agreement. Unless defined in this note, or the context requires otherwise, capitalized terms used in this note have the meanings given to such terms in the Credit Agreement. Reference is made to the Credit Agreement for provisions affecting this term note regarding applicable interest rates, principal and interest payment dates, final maturity, voluntary and mandatory prepayments, acceleration of maturity, exercise of rights, payment of attorneys’ fees, court costs and other costs of collection, certain waivers by Borrower and others now or hereafter obligated for payment of any sums due under this term note, and security for the payment of this term note. This term note is a Loan Document and, therefore, is subject to the applicable provisions of Section 13 of the Credit Agreement, all of which applicable provisions are incorporated into this term note by reference as if set out in this term note verbatim.

Specific reference is made to Section 3.7 of the Credit Agreement for usury savings provisions.

THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THE OTHER LOAN DOCUMENTS SHALL BE DETERMINED SOLELY FROM WRITTEN AGREEMENTS, DOCUMENTS, AND INSTRUMENTS, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO SUCH WRITINGS. THIS TERM NOTE, THE CREDIT AGREEMENT, AND THE OTHER WRITTEN LOAN DOCUMENTS EXECUTED BY BORROWER, THE OTHER LOAN PARTIES, THE PARENT GUARANTOR AND THE LENDER, AS APPLICABLE (OR BY BORROWER FOR THE BENEFIT OF THE LENDER) REPRESENT THE FINAL AGREEMENT BETWEEN BORROWER, THE LENDER AND SUCH OTHER PERSONS AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

THIS TERM NOTE MUST BE CONSTRUED — AND ITS PERFORMANCE ENFORCED — UNDER LAWS OF THE STATE OF TEXAS.

[Signatures appear on the following page.]

EXECUTED as of the date first written above.

BORROWER:

IBIO CDMO LLC

By:	/s/ Robert Lutz
Robert Lutz
Authorized Person

Signature Page to Term Note